      As filed with the Securities and Exchange Commission on May 14, 2003
                                            Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                               ARCH WIRELESS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                    31-1358569
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                         1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 870-6700
   (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                              ---------------------

                              C. EDWARD BAKER, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 870-6700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                    COPY TO:
                            DAVID A. WESTENBERG, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date hereof.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
   TITLE OF SHARES TO BE REGISTERED                        PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
                                            AMOUNT TO BE    OFFERING PRICE       AGGREGATE       REGISTRATION
                                             REGISTERED      PER SHARE(1)     OFFERING PRICE(1)      FEE(2)
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share      1,978,050         $3.34           $6,606,687.00         $535
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price of the registrant's common stock on the OTC Bulletin Board on May 9, 2003.

(2) Pursuant to Rule 457(p), the full amount of the filing fee due with respect to this registration statement is being paid by applying a portion of the $125,000 filing fee paid in connection with the Registration Statement on Form S-3 of Arch Wireless, Inc., filed on February 9, 2001 (File Number 333-55372), which was subsequently withdrawn.

                               -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 14, 2003

                                                                      PROSPECTUS

[LOGO "ARCH WIRELESS"]                        1,978,050 SHARES

                                            ARCH WIRELESS, INC.

                                                COMMON STOCK


     This prospectus relates to resales of shares of common stock previously issued by Arch Wireless, Inc. to funds affiliated with Franklin Resources, Inc. in connection with our emergence from bankruptcy in May 2002.

     We will not receive any proceeds from the sale of the shares.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus.

     Our common stock trades on the Boston Stock Exchange under the symbol "AWL" and on the OTC Bulletin Board under the symbol "AWIN." On May 13, 2003, the last reported per share sale price of our common stock on the OTC Bulletin Board was $3.88. You are urged to obtain current market quotations for the common stock.

---------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
ANY STATE SECURITIES REGULATORS HAS APPROVED OR
DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

---------------------------------------------------


--------------------------------------------------

WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS"
SECTION BEGINNING ON PAGE 2 BEFORE YOU MAKE ANY
DECISION TO INVEST IN OUR COMMON STOCK.

--------------------------------------------------


                              ---------------------


                    THE DATE OF THIS PROSPECTUS IS MAY , 2003

                                TABLE OF CONTENTS


Prospectus Summary..................................................1
The Offering........................................................1
Risk Factors........................................................2
Special Note Regarding Forward-Looking Information..................8
Use of Proceeds.....................................................9
Selling Stockholders................................................9
Description of Capital Stock.......................................10
Plan of Distribution...............................................14
Change in Accountants..............................................16
Legal Matters......................................................16
Experts............................................................16
Where You Can Find More Information................................18
Incorporation of Certain Documents by Reference....................18



     Our executive offices are located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, and our telephone number is (508) 870-6700. Our address on the world wide web is www.arch.com. The information on our web site is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

     Arch Wireless, Inc. is the parent company of the Arch group of companies. It conducts substantially all of its business through its subsidiaries and its assets consist primarily of the stock of its operating subsidiaries. The predecessor of Arch Wireless, Inc., Arch Communications Group, Inc., was incorporated in January 1986 in Delaware. References in this offering memorandum to "Arch," "we" or "us" refer to the entire Arch group of companies unless the context otherwise requires.

     Arch, Arch Wireless, Arch Paging and PageNet are our service marks. This prospectus also contains other trademarks, service marks and trade names that are the property of other parties.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" on page 2 of this prospectus.

                               ARCH WIRELESS, INC.

     We are a leading provider of wireless messaging and information services in the United States. Currently, we provide one and two-way wireless messaging services. One-way messaging consists of numeric and alphanumeric messaging services. Numeric messaging services enable subscribers to receive messages that are composed entirely of numbers, such as a phone number, while alphanumeric messages may include numbers and letters, which enable subscribers to receive text messages. Two-way messaging services enable subscribers to send and receive messages to and from other messaging devices, including pagers, personal digital assistants, also called PDAs, and personal computers. We also offer wireless information services, such as stock quotes, news, sports and weather updates, voice mail, personalized greeting, message storage and retrieval and equipment loss and/or maintenance protection for both one and two-way messaging subscribers. Our services are commonly referred to as wireless messaging and information services.

     We provide one and two-way messaging services and wireless information services throughout the United States, including the 100 largest markets, and in the U.S. Virgin Islands and Puerto Rico. These services are offered on a local, regional and nationwide basis employing digital networks that cover more than 90% of the United States population.

     On May 29, 2002, we emerged from proceedings under chapter 11 of the bankruptcy code. Pursuant to our plan of reorganization, all of our former equity securities were cancelled and the holders of approximately $1.8 billion of our former indebtedness received securities which represent substantially all of our consolidated capitalization, consisting of $200 million aggregate principal amount of 10% senior subordinated secured notes, $100 million aggregate principal amount of 12% subordinated secured compounding notes and approximately 95% of our currently outstanding common stock. As of May 14, 2003, we have redeemed $116.7 million of the 10% senior notes issued on May 29, 2002, and there was $83.3 million principal amount of 10% senior notes outstanding. We have announced that we will redeem an additional $23.26 million of the 10% senior notes on May 15, 2003. Upon completion of the May 15, 2003 redemption, we will have redeemed a total of $140 million principal amount of the 10% senior notes and there will be $60 million principal amount outstanding.

     All but one of our former directors have been replaced by new directors, although no significant changes have occurred in our senior management. We continued to operate our business throughout the chapter 11 proceedings and, as a part of our overall effort to increase operating margins, we have continued to reduce expenses primarily through facilities closings, a reduction in the number of networks we operate and headcount reductions.

                                  THE OFFERING

Common Stock offered by selling stockholder.....    1,978,050 shares
Use of proceeds.................................    We will not receive any proceeds from
                                                    the sale of shares in this offering
Boston Stock Exchange Symbol....................    AWL
OTC Bulletin Board Symbol.......................    AWIN


                                  RISK FACTORS

     Investing in our common stock involves substantial risks. Before purchasing our common stock, you should carefully consider the risks and uncertainties described below and in our Securities and Exchange Commission filings. The risks and uncertainties described below and in our filings with the Securities and Exchange Commission are not the only ones we face. Additional risks and uncertainties not known to us on the date of this prospectus or that we currently consider immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATING TO OUR BUSINESS

Recent declines in our units in service will likely continue or even accelerate; this trend may impair our financial results.

     In 2000, units in service decreased by 2,073,000, excluding the addition of subscribers from our acquisition of PageNet; a decrease of 888,000 units was the result of subscriber cancellations and a decrease of 1,185,000 units was due to definitional changes made after the MobileMedia and PageNet acquisitions to reflect a common definition of units in service. During 2001, units in service decreased by an additional 3,394,000 units due to subscriber cancellations. During 2002, units in service decreased by a further 2,584,000 units due to subscriber cancellations and 276,000 units due to the partial divestiture of our interests in two Canadian subsidiaries. Units in service declined an additional 477,000 during the three months ended March 31, 2003, due to subscriber cancellations. We believe that demand for one-way messaging services has been declining since 1999 and will continue to decline for the foreseeable future. We also believe the market for two-way messaging is uncertain, having experienced declines in units in service during each of the quarters ended December 31, 2002 and March 31, 2003. Additionally, management actions to reduce operating expenses, such as reductions in the number of sales representatives and efforts to consolidate subscribers onto fewer networks could lead to further subscriber cancellations. Based on all of the factors discussed above, we expect to continue to experience significant declines in units in service and revenues for the foreseeable future.

     Reductions in the number of units in service can significantly affect the results of operations of wireless messaging service providers. The sale and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Additionally, because the network-related operating expenses of wireless messaging businesses are largely fixed in the short term, subscriber cancellations can directly and adversely affect net cash provided by operating activities.

Revenues and operating results may fluctuate, leading to possible liquidity problems.

     We believe that future fluctuations in revenues and operating results may occur due to many factors, particularly the decreased demand for one-way messaging services and the uncertain market for two-way messaging services. If the rate of decline of messaging units exceeds our expectations, revenues will be negatively impacted, and such impact could be material. Our network rationalization program may also negatively impact revenues as subscribers experience a reduction in and possible disruptions of service in certain areas. Our debt repayment levels are based in part on past expectations as to future revenues. We may be unable to adjust spending in a timely manner to compensate for any future revenue shortfall. It is possible that, due to these fluctuations, our revenues or operating results may not meet the expectations of investors and creditors, or may cause us not to meet the debt repayment schedules or the various financial covenants contained in our debt instruments. Failure to make required debt payments or comply with financial covenants would enable creditors to accelerate repayment of our debt. In this circumstance, it is unlikely that we would have sufficient liquidity to repay the debt, which would significantly impair the value of our debt and equity securities and could ultimately result in us having to file for bankruptcy protection.

Operating expenses may not decline at a rate that matches the decline in revenues, leading to a reduction in net cash provided by operating activities, possible liquidity problems and an inability to service or refinance outstanding debt.

     In order to continue to generate net cash provided by operating activities sufficient to service outstanding debt, we anticipate significant reductions in operating expenses to offset the decline in revenues. In particular, lease payments on transmitter locations and telephone expense are the most significant costs associated with the operation of our messaging networks, accounting for 32.7% of our service, rental and maintenance, selling and general and administrative expenses in 2002 and during the first quarter of 2003. Reductions in these expenses are dependent on our ability to successfully rationalize existing messaging networks, ultimately resulting in fewer locations on which we are required to pay monthly lease and telephone interconnection costs. Many of our leases for transmitter locations are consolidated under master lease agreements with a few large national vendors. There can be no assurance that our negotiations with these or other lessors that arise as a result of our network rationalization program will result in a reduction of future lease payments that is consistent with our strategy.

     If our assumed reductions in operating expenses are not met, or if revenues decline at a more rapid rate than anticipated and that decline cannot be offset with additional expense reductions, then net cash provided by operating activities would be adversely affected. Lower than expected net cash provided by operating activities could cause us to fail to make required debt repayments or comply with certain financial covenants contained in our debt instruments, either of which would enable creditors to accelerate repayment of our outstanding debt. In this circumstance, it is unlikely that we would have sufficient liquidity to repay our debt and could ultimately result in us having to file for bankruptcy protection.

     We are dependent on net cash provided by operating activities as our principal source of liquidity. If we are not able to achieve anticipated levels of net cash provided by operating activities, we may not be able to amend or refinance our existing debt obligations and we may be precluded from incurring additional indebtedness due to restrictions under existing or future debt instruments. Further, it is unlikely that additional external sources of financing will be available to us under these circumstances. If we were to fail to make required debt repayments or fail to comply with financial covenants contained in our debt instruments, creditors could accelerate repayment of our outstanding debt. In this circumstance, it is unlikely that we would have sufficient liquidity to repay the debt, which would significantly impair the value of our debt and equity securities and could ultimately result in us having to file for bankruptcy protection.

Competition from mobile, cellular and PCS telephone companies is intense. Many companies have introduced phones and services with substantially the same features and functions as the one and two-way messaging products and services provided by us, and have priced such devices and services competitively.

     We face competition from other messaging providers in all markets in which we operate, as well as from cellular, PCS and other mobile wireless telephone companies. Competitors providing wireless messaging and information services continue to create significant competition for a depleting customer base and providers of mobile wireless phone services such as AT&T Wireless, Cingular, WorldCom, Sprint PCS, Verizon, T-Mobile and Nextel include wireless messaging as an adjunct service to voice services. In addition, the availability of coverage for mobile phone services has increased, making the two types of service and product offerings more comparable. Cellular and PCS companies seeking to provide wireless messaging services have been able to bring their products to market faster, at lower prices or in packages of products that consumers and businesses find more valuable than those we provide. In addition, many of these competitors, particularly cellular and PCS phone companies, possess greater financial, technical and other resources than those available to us.

Deductions for tax purposes from future activities and from retained tax attributes may be insufficient to offset future federal taxable income and/or significant changes in the ownership of our common stock may increase income tax payments.

     We currently anticipate generating taxable losses for the next several years and estimate that, at December 31, 2003, our tax net operating losses will be between $175 million and $200 million. Under current tax law, these net operating losses will not expire until December 31, 2023. We currently anticipate that we will have sufficient tax deductions from our operations following our emergence from chapter 11 proceedings, including from the federal income tax attributes that we retained after our emergence from chapter 11, to offset future federal taxable income (before these deductions) for the next several years. The extent to which these tax attributes will be available to offset future federal taxable income depends on certain factual and legal matters that are subject to varying interpretations. Therefore, despite our expectations, it is possible that we may not have sufficient tax attributes to offset future federal taxable income.

     A change in ownership, as defined in sections 382 and 383 of the Internal Revenue Code, of our stock could significantly limit the amounts and timing of the use of various tax attributes that existed as of our emergence from chapter 11 and of any tax attributes generated between our emergence from chapter 11 and the date of such change in ownership, including our tax net operating losses at December 31, 2003. Generally, a change in ownership will occur if a greater than 50% cumulative change in ownership of our stock occurs over any three-year period beginning at any time after we emerged from chapter 11. We believe, based on available information, that since our emergence from chapter 11 we have undergone a cumulative change in ownership of approximately 20%.

     If the deductions associated with future activities including from tax attributes that we retained after our emergence from chapter 11 are insufficient to offset future federal taxable income, or if a change in ownership occurs and such deductions are limited, whether due to circumstances within or beyond our control, we would likely generate taxable income and would be required to make current income tax payments. Any such payments would result in lower net cash provided by operating activities, which would have otherwise been available to repay our outstanding debt. In addition, depending on the timing of any such change in ownership and the amount of taxable income generated, the required tax payments could result in insufficient cash being available to service our debt obligations. If we were to fail to make required debt repayments, creditors could accelerate repayment of our outstanding debt. In this circumstance, it is unlikely that we would have sufficient liquidity to repay the debt, which could ultimately result in our having to file for bankruptcy protection.

     To help protect these tax benefits, the board of directors has approved, subject to stockholder approval, a merger agreement providing for the merger of our company with a wholly-owned subsidiary. In the merger, outstanding shares of common stock will be converted into the right to receive new shares of Class A common stock, which will be subject to the following restrictions. After a cumulative change in ownership of our stock of more than 40%, any transfer of Class A common stock by or to a holder of 5% or more of our outstanding stock will be prohibited unless the transferee or transferor provides notice of the transfer to us and our board of directors approves the transfer. Our board of directors will approve a transfer of Class A common stock if it determines in good faith that the transfer (1) would not result in a cumulative change in ownership of our stock of more than 42% or (2) would not increase the cumulative change in ownership of our stock. Prior to a cumulative change in ownership of our stock of more than 40%, transfers of Class A common stock will not be prohibited except to the extent that they result in a cumulative change in ownership of more than 42%, but any transfer by or to a holder of 5% or more of our outstanding stock would require a notice to us. Similar restrictions will apply to the issuance or transfer of an option to purchase Class A common stock if the exercise of the option would result in a transfer that would be prohibited pursuant to the restrictions described above. Transfers by or to us and any transfer pursuant to a merger approved by the board of directors or any tender offer to acquire all of our outstanding stock where a majority of the shares have been tendered will be exempt from these restrictions. Once the transfer restrictions are no longer necessary to protect the tax benefits associated with our federal income tax attributes, the Class A common stock will be subject to conversion back into common stock without transfer restrictions on a share-for-share basis.

     We cannot assure you that the merger, even if it receives all required approvals, will prevent a change in ownership or otherwise enable us to avoid significant limitations on the amounts and timing of the use of our tax attributes.

Our operations may be disrupted if we are unable to obtain equipment from vendor sources in the future.

     We do not manufacture any of the messaging devices or other equipment that our customers need to take advantage of our services. The equipment used in our operations were generally available for purchase from only a few sources. Historically, we purchased messaging devices primarily from Motorola and purchased terminals and transmitters primarily from Glenayre Electronics, Inc.

     Motorola discontinued the production of messaging devices in 2002. We entered into a last time purchase arrangement which ended September 30, 2002, that allowed us to purchase specific quantities of certain models of one and two-way messaging devices. Since that time:

     - we have entered into a development agreement with PerComm Inc. for two-way messaging devices,

     - we have commenced ordering new one-way messaging devices from two alternative sources,

     - we have purchased reconditioned one-way messaging devices in the secondary market, and

     - we are evaluating several additional vendors as alternative sources of one- and two-way messaging devices.

     We believe that our existing inventory of Motorola devices and purchases from other available sources of new and reconditioned devices will be sufficient to meet our expected two-way device requirements through the end of 2003 and our one-way device requirements for the foreseeable future.

     Glenayre discontinued the production of the network equipment that we had purchased from them. However, we have entered into an agreement with Glenayre which will provide us with certain continued services. In addition, we currently have excess network equipment as a result of our efforts to rationalize and deconstruct many of our one-way messaging networks and from prior acquisitions of network equipment. Additional equipment for our two-way messaging network is available from two other vendors, Sonik Technologies, Inc. and TGA Technologies.

     Significant delays in developing alternative sources of equipment could lead to disruptions in operations and adverse financial consequences. There can be no assurance that our efforts, as described above, will be sufficient to secure alternative sources of messaging devices and required network equipment as certain aspects of these projects are outside our control, such as research and development, specific parts procurement and manufacturing timelines.

Restrictions under debt instruments prevent us from declaring dividends, incurring debt, making acquisitions or taking actions that management may consider beneficial.

     Our debt instruments limit or restrict, among other things, our operating subsidiaries ability to pay dividends, making investments, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, engage in any merger, consolidation or sale of substantially all of our assets or cause our subsidiaries to sell or issue stock.

     We might be prevented from taking some of these actions because we could not obtain the necessary consents even though we believe taking such actions would be beneficial.

Loss of our key personnel could adversely impact our operations

     Our success will depend, to a significant extent, upon the continued service of a relatively small group of key executive and management personnel. We have employment agreements with our chairman of the board and chief executive officer, our president and chief operating officer and our executive vice president and chief financial officer, and we have issued restricted stock, vesting over three years, to ten members of our senior management.

     The loss or unavailability of one or more of our executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on our future operating results, financial position and cash flows.

RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

We are proposing to impose transfer restrictions on the ability of some stockholders to transfer their shares of our common stock, which would adversely affect the ability of these stockholders to sell their shares of common stock.

     Our board of directors has approved a merger, subject to stockholder approval, to help protect the tax benefits associated with our federal income tax attributes, including tax attributes that may be used to offset future federal taxable income. If the merger is approved by stockholders and becomes effective, all outstanding common stock will be converted into the right to receive a new class of security called Class A common stock, $.0001 par value. The Class A common stock will be subject to the transfer restrictions that will prohibit certain transfers of our common stock after there has been a cumulative change in ownership of our stock of more than 40%, unless approved by the board of directors, and will prohibit any transfer of our common stock to the extent that it would result in a cumulative change in ownership of our stock of more than 42%. These levels were chosen so that inadvertent transfers would not trigger a change in ownership and we would also have some capacity to issue additional shares without triggering such a change.

     For a more complete description of the proposed merger and transfer restrictions, please see "Description of Common Stock-- Proposed Transfer Restrictions on Common Stock."

The transfer restrictions resulting from our proposed merger could have anti-takeover effects or result in a loss of liquidity for our shares.

     Our board of directors has approved the merger, subject to stockholder approval, to help protect the tax benefits associated with our federal income tax attributes, including tax attributes that may be used to offset future federal taxable income. The merger will result in the imposition of restrictions on the transfer of our common stock that our board believes may enable us to avoid significant limitations on the amount and timing of the use of our tax attributes.

     If the merger is approved, the transfer restrictions on shares of our stock could have the effect of preventing or delaying a change in control of our company. However, the transfer restrictions are not being proposed in response to any specific effort to acquire control of our company and should not interfere with any merger or any other business combination approved by the board of directors or any tender or exchange offer for any and all of our stock, provided that such offer is accepted by the holders of a majority of our outstanding stock and the offeror has committed to undertake a second-step merger to acquire the remainder of our outstanding stock for the same type and amount of consideration paid in the offer.

     In addition, if the merger is approved and the transfer restrictions become effective, stockholders may encounter difficulty in selling their shares because transfers by or to holders of 5% or more of our outstanding stock will be prohibited after there has been a cumulative change in ownership of our stock of more than 40%, unless approved by the board of directors, and any transfer will be prohibited to the extent that it would result in a cumulative change in ownership of our stock of more than 42%. These transfer restrictions could have the effect of decreasing the liquidity of your shares.

     For a description of the proposed merger and transfer restrictions, please see "Description of Common Stock-- Proposed Transfer Restrictions on Common Stock."

Trading prices of our common stock have fluctuated significantly in the past and may continue to be volatile so that we cannot predict whether or when holders of common stock can resell their stock at a profit.

     The market price of our old common stock fluctuated substantially, even before our bankruptcy proceedings commenced. Shares of our old common stock traded between a high of $16.25 and a low of $.47 in fiscal year 2000, between a high of $2.31 and a low of $.01 in fiscal year 2001 and between a high of $.02 and a low of less than one cent in fiscal year 2002 through May 29, 2002.

     Our common stock currently trades on the Boston Stock Exchange and the OTC Bulletin Board. Between May 29, 2002 and May 13, 2003, the price of our new common stock has ranged from a high of $6.00 to a low of $.32 per share.

     The trading price of our common stock will be affected by the risk factors referred to in this prospectus, as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of wireless messaging companies such as ours have exhibited a high degree of volatility during recent periods. Shortfalls in revenues or in net cash provided by operating activities from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of our common stock in any given period. The trading price of our stock may also be affected by developments which may not have any direct relationship with our business or long-term prospects. These include reported financial results and fluctuations in the trading prices of the shares of other publicly held companies in the wireless messaging industry.

No prediction can be made as to the future trading volume of our common stock.

     Our common stock is listed on the Boston Stock Exchange and on the OTC Bulletin Board. Our old common stock, which was cancelled in connection with the bankruptcy proceedings, had traded on the

OTC Bulletin Board after being delisted from the Nasdaq National Market effective April 30, 2001. No prediction can be made as to future trading volumes of our common stock on the Boston Stock Exchange or the OTC Bulletin Board.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

     The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our independent accountants.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in connection with our emergence from chapter 11 on May 29, 2002. The following table sets forth, to our knowledge, certain information about the selling stockholders as of April 16, 2003.

     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can not estimate the number of shares that will be held by the selling stockholders after completion of the offering.

     However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                                              SHARES OF
                                            SHARES OF COMMON STOCK                        COMMON STOCK TO BE
                                           BENEFICIALLY OWNED PRIOR                       BENEFICIALLY OWNED
                                                 TO OFFERING          NUMBER OF SHARES      AFTER OFFERING
                                           ------------------------   OF COMMON STOCK    ---------------------
NAME OF SELLING STOCKHOLDER(1)               NUMBER     PERCENTAGE     BEING OFFERED     NUMBER    PERCENTAGE
------------------------------              ---------   -----------   ----------------   ------    -----------
Franklin Floating Rate Trust............    1,908,741      9.5%           1,908,741        --          --
Franklin CLO I, Limited.................       61,205       *                61,205        --          --
Franklin Floating Rate Master Series....        8,104       *                 8,104        --          --

(1) The term "selling stockholders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

 *   Less than 1%.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 50,000,000 shares of common stock. Each share of common stock has a par value of $.001 per share. As of April 16, 2003, we had issued and outstanding 18,731,031 shares of common stock and an additional 1,268,969 shares of common stock were reserved for issuance pursuant to our plan of reorganization.

     Holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. They are entitled to receive dividends when and if declared by our board of directors and to share, on the basis of their shareholdings, in our assets that are available for distribution to our stockholders in the event of liquidation. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Holders of our common stock do not have cumulative voting rights.

FOREIGN OWNERSHIP RESTRICTIONS

     Under the Communications Act of 1934, not more than 25% of our capital stock may be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the Federal Communications Commission finds that the public interest would be served by denying such ownership. Accordingly, our restated certificate of incorporation provides that we may redeem outstanding shares of our stock from holders if the continued ownership of our stock by those holders, because of their foreign citizenship or otherwise, would place the Federal Communications Commission licenses held by us in jeopardy. Required redemptions, if any, will be made at a price per share equal to the lesser of the fair market value of the shares, as defined in our restated certificate of incorporation or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

PROPOSED TRANSFER RESTRICTIONS ON COMMON STOCK

     To help protect the tax benefits associated with our federal income tax attributes, the board of directors has approved, subject to stockholder approval at our 2003 annual meeting, the merger of our company with a wholly-owned subsidiary.

     In the merger, Arch Wireless, Inc. will merge with a wholly-owned subsidiary. The subsidiary will be newly-formed for the specific purpose of the merger and will have conducted no operations and have no assets or liabilities. Arch Wireless, Inc. will be the surviving entity in the merger, and will continue to engage in the business of providing one and two-way wireless messaging and information services.

     In the merger, each issued and outstanding share of common stock, $.001 par value, will be converted into the right to receive one share of a new class of security called Class A common stock, $.0001 par value. The rights of the Class A common stock, $.0001 par value, will be identical in all respects to the common stock, $.001 par value, except for the transfer restrictions described below and the different par value. Immediately following the merger, no shares of common stock, $.001 par value, will be outstanding. Once the transfer restrictions are no longer necessary to protect the tax benefits associated with our federal income tax attributes, the Class A common stock will be subject to conversion back into common stock without transfer restrictions on a share-for-share basis. We cannot predict if or when the transfer restrictions will no longer be necessary to protect these tax benefits or, as a result, if or when the Class A common stock will be subject to conversion back into common stock, because this is dependent on, among other things, the timing and amount of our future tax attributes and the future value of our stock.

     If the merger is approved by stockholders and becomes effective, all outstanding common stock will be converted into the right to receive Class A common stock, which will be subject to the restrictions described below. After a cumulative change in ownership of our stock of more than 40%, the following transfers will be prohibited unless the transferor or transferee provides notice of the transfer to us and the board of directors approves the transfer: (1) transfers of Class A common stock by stockholders to a stockholder that holds 5% or more of our outstanding stock, (2) transfers of Class A common stock by stockholders who hold 5% or more of our outstanding stock to any person, entity or group and (3) transfers of Class A common stock by stockholders to any person, entity or group that, if consummated, would result in their ownership of 5% or more of our outstanding stock. In some circumstances, a stockholder may be attributed the ownership of stock held by another person or entity for purposes of determining whether the stockholder holds 5% or more of our outstanding stock, and a holder of less than 5% of our outstanding stock may be considered a holder of 5% or more of our outstanding stock for purposes of the restrictions if that holder is treated as a 5% shareholder under section 382 of the Internal Revenue Code.

     The board of directors will approve a transfer of Class A common stock if it determines in good faith that the transfer (1) would not result in a cumulative change in ownership of our stock of more than 42% or (2) would not increase the cumulative change in ownership of our stock. The board of directors may require an opinion of counsel, at the expense of the transferor and/or transferee, that the transfer would satisfy the conditions for approving the transfer discussed in the preceding sentence. A transfer by a holder of 5% or more of our outstanding stock who acquired such stock after our emergence from chapter 11 generally will not increase the cumulative change in ownership of our stock if that transfer occurs within three years of the holder's acquisition of the stock.

     Prior to a cumulative change in ownership of our stock of more than 40%, no transfers of Class A common stock will be prohibited, but a transferor or transferee must provide notice to us of any transfer by or to a holder of 5% or more of our outstanding stock. However, notwithstanding the foregoing, any transfer of Class A common stock will be prohibited to the extent that it would result in a cumulative change in ownership of our stock of more than 42%. Any transfer prohibited by the restrictions discussed above would not be given effect and in general the shares would instead be transferred to an agent who would be required to dispose of the shares to other purchasers that would not own 5% or more of our outstanding stock following the transfer.

     Similar restrictions will apply to the issuance or transfer of an option to purchase Class A common stock, if the exercise of the option would result in a transfer that would be prohibited pursuant to the restrictions described above.

     Transfers by or to us and any transfer pursuant to (1) any merger, consolidation or similar transaction approved in advance by the board of directors or (2) any tender or exchange offer for any and all of our stock as to which a majority of our outstanding stock is tendered, as long as the offeror has committed to acquire any shares not tendered for the same type and amount of consideration paid in the offer, will be exempt from these restrictions.

     The merger will not change the proportionate equity interest of any stockholder in our company. The Class A common stock will trade in the over-the-counter market under the same symbol, AWIN, under which the common stock traded prior to the merger. We have filed a listing application with, and anticipate that the Class A common stock will trade on, the Boston Stock Exchange under the same symbol, AWL, under which the common stock traded prior to the merger. We will continue to file periodic and other reports with the Securities and Exchange Commission. The merger will not result in any changes to our certificate of incorporation, except as described in the following paragraph, or any significant changes to our by-laws.

     The exchange of common stock for Class A common stock pursuant to the merger will not be taxable to our stockholders. The tax basis and holding period for the shares of Class A common stock received by stockholders will be the same as the tax basis and holding period of the shares of common stock exchanged pursuant to the merger. In addition, the merger will not have any significant accounting consequences to us and will not have any significant tax consequences to us other than the intended benefits described above.

     If the merger is approved and the transfer restrictions become effective, stockholders may encounter difficulty in selling their shares because transfers by or to holders of 5% or more of our outstanding stock will be prohibited after there has been a cumulative change in ownership of our stock of more than 40%, unless approved by the board of directors, and any transfer will be prohibited to the extent that it would result in a cumulative change in ownership of our stock of more than 42%. These transfer restrictions could have the effect of decreasing the liquidity of your shares.

     The transfer restrictions resulting from the merger, if approved by the stockholders, could have the effect of preventing or delaying a change in control of our company. However, the transfer restrictions are not being proposed in response to any specific effort to acquire control of our company and should not interfere with any merger or any other business combination approved by the board of directors or any tender or exchange offer for any and all of our stock, provided that such offer is accepted by the holders of a majority of our outstanding stock and the offeror has committed to undertake a second-step merger to acquire the remainder of our outstanding stock for the same type and amount of consideration paid in the offer.

     The proposed merger and related amendment will be presented to stockholders for approval at the 2003 annual meeting of stockholders. The merger agreement must be adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. The merger must also be approved by the holders of a majority in principal amount of the outstanding 10% notes and 12% notes issued by our wholly-owned subsidiary, Arch Wireless Holdings, Inc. We have requested this consent and anticipate receiving it prior to the annual meeting.

     The merger also requires prior Federal Communications Commission approval of the transfer of control of certain of our licenses. We filed all applications requiring prior approval on March 21, 2003. The Federal Communications Commission granted the applications on April 14, 2003. The Federal Communications Commission requires that the approved merger be consummated by June 13, 2003 and that it be notified by July 14, 2003. Both of these deadlines can be extended by submitting a request to the Federal Communications Commission. Although no prior Federal Communications Commission approval is required for the pro forma transfer of control of the remainder of our licenses, we must notify the Federal Communications Commission within 30 days of closing on the merger that the merger has occurred. No other federal or state regulatory approvals are required to complete the merger, other than the filing of a certificate of merger in Delaware following receipt of the approvals described above.

     If we obtain the required stockholder approval at our 2003 annual meeting, we plan to complete the merger promptly following receipt of the other approvals required for the merger. However, we cannot assure you that the merger, even if it receives all required approvals, will prevent a change in ownership or otherwise enable us to avoid significant limitations on the amounts and timing of the use of our tax attributes.

DELAWARE LAW AND OUR CHARTER PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder generally is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

     Our restated certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our restated certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, and we have entered into indemnification agreements with 18 persons, including each director and executive officer, to the same effect. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

REGISTRATION RIGHTS

     Funds affiliated with Franklin Advisers, Inc. have demand and piggyback registration rights relating to our common stock and the 10% senior subordinated secured notes due 2007 and 12% subordinated secured compounding notes due 2009 issued by Arch Wireless Holdings, Inc, our intermediate holding company, in connection with our emergence from bankruptcy in May 2002. The demand registration rights entitle (1) the holders of at least 8% of our common stock to require us to register all or any portion of their shares of our common stock for public resale by the holders and (2) the holders of at least 8% of the aggregate principal amount of the notes to require our intermediate holding company to register all or a portion of their notes for public resale by the holders. The demand registration rights for both the common stock and the notes, collectively, may be exercised no more than twice. This prospectus relates to the exercise by funds affiliated with Franklin Advisers, Inc. of their demand registration rights with respect to our common stock owned by them.

     The piggyback registration rights entitle the holders to include their shares of our common stock in a registration statement for shares that we wish to sell, unless the underwriters believe that the number of shares included in the registration statement should be limited for marketing reasons. In that case, holders would be entitled to include the same percentage of the shares they own as the percentage of any other stockholder participating in the offering is entitled to include. The piggyback registration rights also entitle the holders to include their notes in a registration statement for notes that the intermediate holding company wishes to sell, unless the underwriters believe that the aggregate principal amount of notes included in the registration statement should be limited for marketing reasons. In that case, holders would be entitled to include the same percentage of notes they own as the percentage of any other holder participating in the offering is entitled to include.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     -    in privately negotiated transactions; and

     -    in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the second anniversary of the effective date of the registration statement, (2) the date on which all of the shares registered under the registration statement are sold by the selling stockholders or (3) the date on which every selling stockholder is able to sell within any 90 day period 100% of its shares of our common stock obtained pursuant to our plan of reorganization in compliance with Rule 144 under the Securities Act.

                              CHANGE IN ACCOUNTANTS

     On June 27, 2002, our board of directors and our audit committee dismissed Arthur Andersen LLP as our independent accountants and engaged PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ending December 31, 2002, effective June 27, 2002. Arthur Andersen LLP's audit report on our consolidated financial statements for each of the fiscal years ended December 31, 2000 and 2001, respectively, contained an explanatory paragraph regarding our ability to continue as a going concern. Except as stated above, Arthur Andersen LLP's reports on our consolidated financial statements for each of the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended December 31, 2000 and 2001 and through June 27, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused them to make reference to the subject matter in conjunction with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     We requested Arthur Andersen LLP to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter, dated June 28, 2002, was included with our current report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2002.

     Prior to their engagement, neither we, nor anyone acting on our behalf, consulted PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                                  LEGAL MATTERS

     The validity of the common stock described in this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of December 31, 2002, for the period from January 1, 2002 to May 31, 2002 and for the period from June 1, 2002 to December 31, 2002 have been so incorporated in reliance on the reports (which contain an explanatory paragraph relating to Arch Wireless, Inc.'s adoption of fresh-start accounting as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Our financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 prior to the revision discussed in
Note 1 to the 2002 financial statements included or incorporated by reference in this prospectus were audited by Arthur Andersen LLP, independent accountants who have ceased operations. Arthur Andersen LLP expressed an unqualified opinion on those financial statements in their report dated March 7, 2002 (except for the matters discussed in Note 15 to the 2001 financial statements as to which the date is May 29, 2002). The report of Arthur Andersen LLP is a copy of a report previously issued by Arthur Andersen LLP, which has not been reissued by Arthur Andersen LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the Securities and Exchange Commission's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. Information contained in this prospectus and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

          (1)  Our Annual Report on Form 10-K for the year ended December 31,
               2002;

          (2) Our Annual Report on Form 10-K/A for the year ended December 31, 2002;

          (3) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

          (3) All of our filings pursuant to the Securities Exchange Act of 1934 after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

          (4) The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on April 14, 2003, including any amendments or reports filed for the purpose of updating that description.

     You may request, orally or in writing, a copy of these documents, which will be provided to you without charge, by contacting:

                               Arch Wireless, Inc.
                         1800 West Park Drive, Suite 250
                        Westborough, Massachusetts 01581
                          Attention: Investor Relations
                            Telephone: (508) 870-6700

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Arch. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

         Filing Fee - Securities and Exchange Commission.........     $498
         Legal fees and expenses.................................     $  *
         Accounting fees and expenses............................     $  *
         Printing and engraving expenses.........................     $  *
         Miscellaneous expenses..................................     $  *
                                                                      ----
                  Total Expenses.................................     $  *
                                                                      ----

         *To be filed by amendment.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law (the "DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Arch has included such a provision in its Certificate of Incorporation.

     Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Arch's Restated Certificate of Incorporation provides that Arch will, to the fullest extent permitted by the DGCL, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such person acted as an officer of director at the request of Arch. Arch has also entered into indemnification agreements with 18 persons, including each director and executive officer, requiring Arch to indemnify such persons to the fullest extent permitted by the Delaware corporation statute.

     Arch's Restated Certificate of Incorporation also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

     Arch has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   EXHIBIT
   NUMBER                               DESCRIPTION
   -------                              -----------
      5.1      Opinion of Hale and Dorr LLP.
     23.1      Consent of PricewaterhouseCoopers LLP
     23.2      Consent of Hale and Dorr LLP (contained in exhibit 5.1)
     24.1      Power of Attorney (See page II-4 of this Registration Statement)

-------------------

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Arch pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westborough, Commonwealth of Massachusetts, on May 14, 2003.

                                         ARCH WIRELESS, INC.


                                         By: /s/ C. EDWARD BAKER, JR.
                                            ------------------------------------
                                                    C. Edward Baker, Jr.
                                            Chairman and Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C. Edward Baker, Jr., J. Roy Pottle, Patricia A. Gray, Gerald J. Cimmino, and David A. Westenberg as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement or amendment thereto, and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                 TITLE                                DATE
          ---------                                 -----                                ----

 /s/ C. EDWARD BAKER, JR.           Chief Executive Officer (Principal Executive      May 14, 2003
--------------------------------    Officer) and Director
C. Edward Baker, Jr.


 /s/ J. ROY POTTLE                  Executive Vice President and Chief Financial      May 14, 2003
--------------------------------   Officer (Principal Financial and Accounting
J. Roy Pottle                      Officer)


                                    Director                                          May __, 2003
--------------------------------
William C. Bousquette


 /s/ JAMES V. CONTINENZA            Director                                          May 12, 2003
--------------------------------
James V. Continenza


 /s/ ERIC GOLD                      Director                                          May 13, 2003
--------------------------------
Eric Gold


 /s/ CARROLL D. MCHENRY             Director                                          May 9, 2003
--------------------------------
Carroll D. McHenry


 /s/ MATTHEW ORISTANO               Director                                          May 9, 2003
--------------------------------
Matthew Oristano


 /s/ WILLIAM E. REDMOND, JR.        Director                                          May 9, 2003
--------------------------------
William E. Redmond, Jr.


 /s/ SAMME L. THOMPSON              Director                                          May 14, 2003
--------------------------------
Samme L. Thompson


                                    Director                                          May __, 2003
--------------------------------
Carroll R. Wetzel, Jr.